EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 25, 2017—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2017.

Net income for the three months ended June 30, 2017 was $1.783 million, or $0.37 per share-basic and $0.36 per share-diluted, up from $1.779 million, or $0.36 per share-basic and diluted for the same quarter in 2016. Net interest income for the second quarter of 2017, after the provision for loan losses, was $7.042 million, approximately 0.4% higher than the same period in 2016. The provision for loan losses for the three months ended June 30, 2017 was negative $30 thousand compared to a negative $147 thousand for the same period in 2016. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and a decrease in total loans outstanding. The net interest margin decreased to 3.08% in the second quarter of 2017 from 3.12% in the same period in 2016 primarily because of the decrease in yields on earning assets coupled with a small increase in rates paid on interest bearing deposits.

Non-interest income increased in the second quarter of 2017 by $215 thousand, or 11.3%, while non-interest expenses increased $256 thousand, or 3.8%, compared to the same period in 2016. The increase in other non-interest income was mainly the result of an increase in service charges on checking accounts and other service charges and fees. Non-interest expense increased due to an increase in salary and benefit expense of $266 thousand and occupancy expense of $221 thousand partially offset by a $141 thousand decrease in other operating expenses. The decrease in other operating expense was due mainly to regulatory costs for the quarter.

Net income for the six months ended June 30, 2017 decreased 2.5% to $3.221 million, or $0.66 per share-basic and diluted, from $3.305 million, or $0.68 per share-basic and diluted, for the six months ended June 30, 2016. Net interest income for the six months ended June 30, 2017, after the provision for loan losses, increased 0.6% to $13.855 million from $13.767 million for the same period in 2016. Net interest margin for the six months ended June 30, 2017, decreased to 3.06% in 2017 from 3.12% in the same period in 2016. The provision for loan losses for the six months ended June 30, 2017 was a negative $181 thousand compared to a negative $86 thousand in 2016. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions and a decrease in loans outstanding.

Non-interest income increased by $333 thousand, or 8.9%, and non-interest expense increased by $720 thousand, or 5.4%, for the six months ended June 30, 2017 when compared to the same period in 2016. The increase in other non-interest income was the result of increases in service charges on deposit accounts and other service charges and fees. Non-interest expense increased primarily due to an increase in salary and benefits costs.

Total assets as of June 30, 2017 decreased to $1.018 billion, down $7.650 million, or 0.7%, when compared to December 31, 2016. Deposits increased by $19.771 million, or 2.6%, and loans, net of unearned income, decreased by $4.641 million, or 1.2%, when compared to December 31, 2016. The decrease in loans, net of unearned income, was due to payments on loans in excess of current loan demand. Non-performing assets decreased by $1.502 million to $12.026 million at June 30, 2017 as compared to $13.528 million at December 31, 2016, because of decreases in other real estate owned, loans 90 days or more past due and still accruing interest and by a decrease in non-accrual loans.

During the six months of 2017, the Company paid dividends totaling $0.48 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In the fourth quarter of 2016, the Bank added a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Six Months Ending
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
INTEREST INCOME
Loans, including fees	$4,864	$4,568	$4,734	$9,432	$9,519
Investment Securities	2,919	2,832	2,851	5,751	5,567
Other Interest	59	69	40	128	119

	7,842	7,469	7,625	15,311	15,205

INTEREST EXPENSE
Deposits	486	477	451	963	919
Other borrowed funds	344	330	304	674	605

	830	807	755	1,637	1,524

NET INTEREST INCOME	7,012	6,662	6,870	13,674	13,681

PROVISION FOR LOAN LOSSES	-30	-151	-147	-181	-86

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,042	6,813	7,017	13,855	13,767

NON-INTEREST INCOME
Service charges on deposit accounts	1,019	1,042	898	2,061	1,785
Other service charges and fees	673	617	608	1,290	1,194
Other non-interest income	431	275	402	706	745

	2,123	1,934	1,908	4,057	3,724

NON-INTEREST EXPENSE
Salaries and employee benefits	3,745	3,664	3,479	7,409	6,881
Occupancy expense	1,339	1,310	1,208	2,649	2,537
Other non-interest expense	1,827	2,135	1,968	3,962	3,882

	6,911	7,109	6,655	14,020	13,300

NET INCOME BEFORE TAXES	2,254	1,638	2,270	3,892	4,191

INCOME TAXES	471	201	491	672	886

NET INCOME	$1,783	$1,437	$1,779	$3,220	$3,305

Earnings per share - basic	$0.37	$0.29	$0.36	$0.66	$0.68

Earnings per share - diluted	$0.36	$0.29	$0.36	$0.66	$0.68

Dividends Paid	$0.24	$0.24	$0.24	$0.48	$0.48

Average shares outstanding-basic	4,878,986	4,883,679	4,880,568	4,877,824	4,877,824
Average shares outstanding-diluted	4,890,049	4,897,893	4,885,951	4,885,222	4,885,222

	For the Period Ended,
	June 30,	March 31,	December 31,
	2017	2017	2016
Period End Balance Sheet Data:
Total assets	$1,017,564	$1,048,009	$1,025,214
Total earning assets	930,708	953,788	935,957
Loans, net of unearned income	389,410	392,885	394,051
Allowance for loan losses	3,506	3,702	3,093
Total deposits	779,926	789,215	760,155
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	92,795	88,218	85,059
Book value per share	$19.03	$18.10	$17.42

Period End Average Balance Sheet Data:
Total assets	$1,008,111	$999,206	$996,266
Total earning assets	924,144	914,155	928,861
Loans, net of unearned income	394,855	393,730	409,367
Total deposits	768,494	763,070	766,264
Long-term borrowings	20,928	20,000	20,000
Shareholders’ equity	88,159	86,191	91,766

Period End Non-performing Assets:
Non-accrual loans	$7,724	$8,987	$8,879
Loans 90+ days past due and accruing	128	60	206
Other real estate owned	4,174	4,353	4,443

	As of
	June 30,	March 31,	December 31,
	2017	2017	2016
Year to Date Net charge-offs as a percentage of average net loans	0.05%	0.01%	0.61%

Year to Date Performance Ratios:
Return on average assets(1)	0.64%	0.58%	0.68%
Return on average equity(1)	7.31%	6.67%	7.34%

Year to Date Net Interest
Margin (tax equivalent)(1)	3.06%	3.03%	3.07%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com